Exhibit 99.1

Sonus Networks, Inc.
Second Quarter Fiscal 2004 Conference Call

Jocelyn Philbrook, director of investor relations:

Thank you. Good morning everyone. Thank you for joining us today as we discuss our second quarter fiscal 2004 financial results. With me today are Sonus' Chairman and CEO, Hassan Ahmed and President and COO, Bert Notini. Brad Miller, Sonus' Chief Accounting Officer and Controller, is also joining us on the call today.

The press release announcing our second quarter financials was issued Friday, August 20th after the market closed on Business Wire and on First Call. The text of this release also appears on our Web site at www.sonusnet.com.

Before Hassan offers his opening remarks, I would like to remind you that during this call, we will make projections or forward-looking statements regarding items such as future market opportunities and the company's financial performance. These projections or statements are just predictions and involve risks and uncertainties such that actual events or financial results may differ materially from those we have forecasted. As a result, we can make no assurances that any projections of future events or financial performance will be achieved. For a discussion of important risk factors that could cause actual events or financial results to vary from these forward-looking statements, please refer to the "Risk Factors" section of our annual report on Form 10-K/A dated July 28, 2004 and the "Cautionary Statements" section of our quarterly report on Form 10-Q dated August 20th 2004.

Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. While we may elect to update forward-looking statements at some point, we specifically disclaim any obligation to do so.

In addition, because we were unable to give several days notice of this call, the statements that we make on this call may not be considered valid public disclosure for purposes of Regulation FD.

To address this, we have filed a Form 8-K with the SEC containing our script for this call. However, because it was obviously impossible for us to include in that script the responses to questions asked on this call, our responses to questions must be limited to the information covered in our prepared remarks. Please bear that in mind if we are unable to address certain questions you may wish to ask on this call.

I would now like to turn the call over to Hassan.

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Hassan Ahmed, chairman and chief executive officer:

Thanks Jocelyn. Good morning everyone and thanks for joining us. I am pleased that on Friday Sonus reported its second quarter financial results and has filed its Form 10-Q for the second quarter of 2004. With this filing Sonus is now current on its financial reporting requirements with both the SEC and Nasdaq. We are also pleased that Friday's filing returns us to a normal reporting and filing cycle and we are moving beyond what has been a difficult phase in our history.

As you know, when Nasdaq denied our request for an extension to complete our second quarter 10-Q filing, they afforded us the opportunity to re-list on the Nasdaq under the continued listing requirements rather than the more stringent initial listing standards. We have already submitted our paperwork for re-listing on the Nasdaq National Market.

And, while it could have been easy to lose momentum or become distracted during this period, I am very pleased with the focus and dedication that the Sonus team has demonstrated in continuing to build our business and expand our presence. The strong second quarter results that we reported Friday are a testament to the team's performance.

I'll start today by first reviewing Sonus' financial results for the second quarter and highlighting some of the factors that have driven our business during the first half of 2004. Then we'll look at the market overall and some of the recent events in our industry that are catalyzing the adoption of packet telephony by carriers worldwide. Bert will then review our financial results in more detail. Following that, we'll open the call up to questions.

Now let's look at the quarter. We made important progress in our business during the second quarter. Our revenues grew 16% sequentially to $42.4 million and our total deferred revenue balance remained strong at $93.0 million. We are pleased that Sonus' profits also grew on a GAAP basis to $4.9 million or $0.02 per share. Additionally, our balance sheet continues to be very strong with over $303 million in cash and marketable securities at the end of the second quarter.

Our growth has been driven by an increasingly diversified customer base, with new customers selecting Sonus and existing customers expanding their deployments. Qwest Communications, AT&T Wireless and Volo Communications each represented at least 10% of our revenues in the second quarter.

Qwest Communications continues to be an important contributor to Sonus' business. Qwest began building their voice over IP trunking network with Sonus over three years ago. Since that time, Qwest has successfully expanded this network to support the increase in their long-distance traffic related to 271 relief. Building on that success, we were very pleased that Qwest announced in the second quarter that they are moving into the access market and selected Sonus to enable them to deliver VoIP business access services.

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Global Crossing, another of our existing customers, also continued to expand their large-scale deployment with Sonus. They achieved several significant milestones in the second quarter. First, they announced that they were decommissioning a core circuit switch in favor of voice over IP and they plan to take additional TDM switches out of service in 2004 and 2005. Additionally, the traffic volumes on Global Crossing's Sonus-based network have been growing steadily. In May, Global Crossing reported that minutes of use on their voice over IP network had more than doubled between January 2003 and March 2004. As a testament to the reliability of our solutions, Global Crossing also reported that they recorded 99.999 percent uptime for 2003 and year-to-date 2004 on the Sonus network.

Also during the second quarter, Sonus announced that Volo Communications is implementing Sonus' voice over IP infrastructure solutions to enhance their nationwide MPLS-based IP backbone.

Our Q2 revenues also reflect the growing diversity of our solutions. Last quarter, we were pleased to announce that our SMARRT Wireless solutions are being deployed by one of the largest wireless operators in the United States, AT&T Wireless. AT&T Wireless is deploying packet voice in the core of their nationwide network to reduce costs associated with carrying their long-distance traffic and interconnecting MSCs. AT&T Wireless was again a 10% customer in Q2.

While below the 10% threshold, we are also very pleased that AT&T was once again an important contributor to Sonus' business during the second quarter as AT&T continued its roll-out of its AT&T CallVantage Service, one of the industry's leading Voice over IP offerings. Supported by Sonus, AT&T CallVantage Service can now serve customers in 170 markets in the U.S. and is currently being trialed in several countries around the globe.

We are very excited that Sonus now has several announced customers including NTT, Qwest and AT&T, that are deploying our solutions for access, or what is more conventionally referred to as Class 5, services. We are pleased to have been selected by some of the largest carriers in the world to support their access networks, and expect our access solutions to be a growing portion of our revenues over time. Sonus formally introduced its voice over broadband solution, the centerpiece of our access strategy, at SUPERCOMM in June. Featuring the ASX Access Server, our Insignus softswitch delivers local area calling features as well as advanced IP-based functionality over broadband technologies, including DSL and cable. Broadband is truly a disruptive technology that is reshaping the competitive dynamics of the telecommunications market. For carriers, it enables them to expand their service offerings to include bundled voice, data and multimedia services, without owning the last mile. For consumers, it provides cost-effective, innovative voice services over their broadband connections, using their existing telephones.

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On the product front, Sonus continues to lead the market and is dedicated to extending this position. Sonus has been focused on delivering carrier-grade voice over IP solutions for the last seven years. During that time, we have extended our solutions from the trunking market into the access and wireless markets. Our development efforts are focused on continuing to expand these offerings, adding new services and features, increasing our signaling capabilities to address additional international markets and, of course, continuing to build on the industry-leading scalability and reliability of our solutions. As an example of our continual development, in addition to announcing our voice over broadband strategy at SUPERCOMM, Sonus also announced that the ASX now supports voice services on WiFi telephones.

We continue to add to our competitive advantage and extend our market position. Sonus' core voice solutions being delivered today are robust and field-proven, incorporating more than 5 years of production experience in some of the world's largest networks. We are leveraging our technology to rapidly expand into the access and wireless markets. Our technology, experience and customer relationships distinguish Sonus from those whose solutions are based on legacy technology or have yet to be deployed in a scale production network. Our technology lead gives us a central position in the market that we are excited to extend.

The important progress we made during the first half of 2004 occurred while the company was undergoing a very demanding and detailed review of its historical financial statements and I am extremely pleased that the Sonus team remained focused on building its position in the market during this critical period. As testament to our leadership position, independent industry analysts recognized Sonus as the market leader in several segments of the carrier voice over IP equipment market for the first quarter of 2004.

Let's turn now to the market overall. The voice over IP market is evolving rapidly. We are at an important point in the development of the market, as the activity level among carriers has increased over the past year. These carriers are being driven by important developments in the industry that will continue to have a profound effect on the overall telecommunications market.

Never before has broadband been as widely accessible as it is today. More than 21% of the households in the United States now have access to broadband and this rate is higher still in many geographies outside the US. This, combined with changes in the regulatory environment, is intensifying service providers' focus on voice over IP solutions. Unlike the major voice technology shifts in the past, the shift to a packet voice architecture is truly transformational and has the potential to completely redefine the industry.

It is clear that the competitive battle among the service providers has moved to a new level. During the first half of 2004, we have already seen announcements from the largest carriers outlining their voice over IP services for both businesses and consumers. Now many of the incumbent carriers are deploying voice over IP solutions in their long-distance networks and are beginning to deliver voice over IP services on their local networks. These carriers are leveraging their existing data networks to fend off the competitive carriers and cable operators with bundled packages that include voice, video and data.

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Additionally, with the recent rulings by government regulators, the competitive carriers, MSOs and IXCs are redefining their strategies for delivering telephony services to consumers. Our deployment with AT&T is an important example of how these carriers can capitalize on their existing data networks with the addition of voice over IP solutions.

But this shift isn't occurring in the United States alone. Some regions in Asia have broadband penetration rates that are meaningfully higher than in the U.S. These were the first regions to implement voice over broadband and service providers in these regions are continuing to build out their networks. Our focus at Sonus has been to accelerate this development in the market with solutions that enable consumer and business services. As we reported to you a few weeks ago, NTT and Softbank Broadband both continue to build out their voice over broadband networks with a Sonus solution.

We are at an inflection point in the market which represents an exciting opportunity for Sonus. There are clear and immediate growth drivers for Sonus' business. The trunking market is continuing to expand, the access market is just beginning to unfold and the wireless market is starting to move to voice over IP. Sonus is uniquely positioned to capitalize on this market shift. We have been solely focused on the development of voice over IP networks since our inception. The reliability and scalability of our solutions have been proven, carrying 8.5 billion minutes per month of customer traffic in wireline and wireless networks globally. Our belief is that with relentless execution and continual focus, Sonus will become a predominant force in the telecommunications industry.

So, in summary, the second quarter was a strong quarter for Sonus and we executed on many fronts. We are continuing to build on the momentum we established last year and are further expanding our position in this exciting market. There are important growth drivers fueling the adoption of Sonus' solutions by carriers around the world. Our company has emerged from a challenging phase with a strong financial position and a growing business. I want to once again thank our customers, partners, shareholders and employees for their continued support. We accomplished a tremendous amount during the first half of 2004 and I look forward to updating you on our progress as we go through the remainder of the year.

Let me now ask Bert to review the financial performance of the Company.  Bert?

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Bert Notini, president and chief operating officer:

Thank you Hassan and good morning everyone.

Starting with the income statement, our second quarter revenue was $42.4 million, up 16% sequentially from the $36.5 million we reported in the first quarter. Qwest Communications, AT&T Wireless and Volo Communications each contributed at least 10% of our revenue during the quarter. In total, these customers comprised approximately 48% of our Q2 revenue. To give you another perspective on our customer concentration, our top 5 customers represented 60% of our revenue in the second quarter compared to 80% in Q1. We derived revenue from a total of 37 customers this quarter, as compared to 35 in the first quarter.

Service revenue for the quarter was $11.8 million, compared to $10.3 million in the first quarter.

Revenue from our international customers represented 13% of the total for the second quarter, compared to the 29% reported in the first quarter, resulting in 20% for the first half of 2004. The lower percentage of international revenue on a sequential basis reflects the uneven ordering pattern of our customers, as well as the conversion of those orders to revenue. We are pleased that our European customers in the second quarter, including T-Systems, the international division of Deutsche Telekom, were meaningful contributors to our international revenue. We believe there is a significant opportunity for us to grow our business outside of the United States over time and continue to extend our brand to a diverse set of international markets.

Gross margin for the second quarter was 67.1% of revenue, up sequentially from 66.1% in Q1. This performance exceeds our long-term model of 58 to 62%, primarily as a result of favorable product mix. For instance, similar to Q1 of this year, software revenue in the second quarter was proportionately higher than historical levels and carries a higher gross margin. There was also a positive impact to gross margin in the second quarter resulting from the sale of inventory previously written down of approximately $850,000.
Looking forward, we anticipate our gross margins will trend back to our long-term model, although we may continue to see a favorable mix again in the third quarter.

Our operating expenses in the second quarter were $24 million, up from the $21.6 million we reported in Q1. I would note that in Q2, $3.5 million of expense was attributable to our detailed financial review and audit, as compared to $3.1 million in Q1.

From a non-cash perspective, depreciation was $1.3 million, stock-based compensation was $136,000 and amortization of purchased intangibles was $600,000. We expect stock-based compensation expense and amortization of purchased intangibles for Q3 to remain at about the same levels as in Q2, while depreciation will increase modestly as a reflection of the capital investments we have been making to support our growth.

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R&D expense in the quarter was flat with Q1 at $8.9 million. During the first half of 2004, we have seen an increased demand for our access and wireless solutions. In connection with this increase in order activity, we are making necessary investments and added engineers at the end of Q2. From a timing perspective, these investments will be fully reflected in our R&D expense in Q3.

Sales and marketing expense was $8.6 million in Q2, compared to $6.9 million in Q1, with the increase largely driven by sales commissions, trade show activity and evaluation inventory shipped to customers and prospects.

G&A expense was $5.7 million in Q2, compared to the $4.8 million we reported in Q1. Our increased G&A expense during the quarter reflects $500,000 related to an increase in the renewal premium for our directors and officers insurance that occurred on May 31, 2004. It is important to note that in each of the next three quarters our G&A expense will reflect $1.7 million for amortization of insurance premiums paid in the second quarter. In the third quarter, we will continue to experience some of the unusual expenses we have seen during Q1 and Q2, albeit at a somewhat lower level. On the other hand, we are making investments in our operations and controls environment that will add to our normalized run rate level over time.

Q2 interest income, net of interest expense, was $770,000, compared to $643,000 in Q1. The increase reflects higher yields on the mix of our cash portfolio.

As to income taxes, in the near term we expect to provide for and pay de minimus income taxes related to jurisdictions outside the US and minimum amounts due to state and federal governments. We do not expect our effective tax rate to be meaningful due to our net operating loss carry forwards, which coming into this year amounted to approximately $190 million for federal income tax purposes.

Regarding share count, we ended the second quarter with fully diluted shares used for EPS calculations of 250 million shares, down 5 million shares from the previous quarter. The share count is lower in Q2 than Q1 as a result of the effect that our average share price has on the calculation of diluted shares.

Taking all of this together, we are pleased that during this period when Sonus was completing its financial review, we remained profitable on a GAAP basis. In the second quarter, we increased our profitability to $4.9 million, or $0.02 per share, compared to a profit of $3.0 million, or $0.01 per share in Q1.

We ended the quarter with 471 employees, reflecting an increase of approximately 8% from where we were at the end of Q1. Of these additions, 80% were in our sales, R&D and service organizations.

Now let's turn to the balance sheet, which continues to be very strong.

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We ended the second quarter with cash, cash equivalents and marketable securities of $303.6 million. This is down slightly from our Q1 balance due to payments related to our financial review and audit as well as investments in working capital, including the payment for our insurance premium of $6.8 million.

Our accounts receivable were $31.9 million, with unearned receivables of $16.2 million. As a reminder, our unearned receivables balance reflects the portion of our deferred revenue for which we have not yet received payment. Our DSOs on our earned receivables balance was 34 days. If you were to include unearned receivables, our DSO for the second quarter was 68 days.

We ended the quarter with $20.2 million of inventory, up from the $15.3 million reported in Q1, reflecting increased sales activity. I would note that more than half of our net inventory is associated with deferred revenue and has been shipped to our customers.

Our total deferred revenue decreased slightly this quarter to $93 million from $94.8 million in Q1 as certain billings included in the Q1 balance were recognized as revenue in the second quarter, largely offset by new deferred revenue from some new customer shipments. The long-term portion of our deferred revenue was essentially flat at $30.1 million as compared to the $29.5 million we reported in Q1. The current portion of our deferred revenue was $62.9 million, compared to $65.2 million in Q1. As a reminder, we now are recording deferred revenue at the time the customer is billed pursuant to a contractual right and collection is probable rather than when we receive payment, which provides you with greater visibility to our pre-revenue business cycle.

We used $2.2 million in cash from operations during the second quarter. CAPEX during the quarter was $2.1 million.

Turning now to the third quarter. We extended the momentum we experienced in the first quarter into Q2 to deliver a strong first half of 2004 for Sonus. Carriers around the world continued to deploy our solutions in the trunking and access portions of their networks and we successfully converted a number of our shipments into revenue. Additionally, in the wireless market, we have seen wireless operators adopting Sonus' trunking solutions and our partnership with Motorola is proceeding on track.

We nonetheless are mindful that a great many of our customer transactions arise from large contractual arrangements with multiple elements under which the exact dates when our billings will convert into revenue are uncertain. We added new billings to our deferred revenue balance in the second quarter as our business expanded and we are working steadily to convert these to revenue while we make new shipments in the third quarter. Balancing these factors, we believe the drivers of our business during the first half of 2004 will continue into the second half; however, we are going to refrain from providing specific revenue or earnings guidance for the third quarter.

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Looking at the second half of 2004 as a whole, the market opportunity presented by the transition to packet voice is significant and we are at an exciting point in the market's development as more and more of the large incumbent carriers adopt packet voice for their future network deployments. While we are proud that the number of these carriers selecting Sonus has been growing, it is important to keep in mind the timescales involved in these complex network deployments. The transformation of the world's networks to voice over IP is a fundamental opportunity that will play out over an extended period of time. We are working diligently at Sonus to lead the market and extend our competitive position.

With that, let's open the call up to questions.